United States securities and exchange commission logo





                     January 30, 2023

       Stephen P. Carey
       Senior Vice President, Finance and Chief Financial Officer
       ANI Pharmaceuticals, Inc.
       210 Main Street West
       Baudette , Minnesota 56623

                                                        Re: ANI
Pharmaceuticals, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-31812

       Dear Stephen P. Carey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences